Exhibit 99.1
                                                                    ------------

                              For Immediate Release
                              ---------------------

            Franklin Capital Subsidiary Acquires Dial Communications

     Excelsior Radio Networks Acquires Dial Communications and Combines With
         its Global Media Division to Form Leading National Radio Sales
                             Representation Company

                                                                   April 3, 2002

NEW YORK, N.Y.--Franklin Capital Corporation (AMEX:FKL), today announced that its Excelsior Radio Networks ("Excelsior") subsidiary has acquired substantially all of the assets of Dial Communications LLC ("Dial"), an industry leading national radio sales representation company. The Dial assets will be combined with Excelsior's Global Media division to create an industry leading national radio sales representation company with 2001 advertising sales revenues of almost $50 million and a client roster of over forty independent radio production companies. The combined businesses will operate under the name Dial Communications-Global Media ("Dial-Global") and will be led by the former Dial Communications principals Jeffrey Gasman, David Landau and Ken Williams, who will serve as the company's co-presidents. Mr. Landau will also serve as a member of Dial-Global's board of directors.

The initial acquisition price consisted of cash and notes and the acquisition agreement provides for additional consideration based upon the attainment of certain revenue and earnings objectives in 2002 and 2003. The additional consideration will also be comprised of both cash and notes, the latter convertible into shares of Franklin Capital common stock at a premium of 115% to 120% of the average closing prices of Franklin common stock during a specified pre and post closing measurement period. Excelsior financed the initial cash purchase price with loans that mature in one year from Change Technology Partners and Sunshine II, LLC, both existing investors in Excelsior.

Mr. Stephen L. Brown, Franklin's Chairman and CEO noted, "[t]he Dial acquisition represents yet another step in our continuing strategy to build a profitable operating company in the radio syndication business and to create value for our shareholders. The 2001 pro-forma operating ebitda for Excelsior, with Dial, was approximately $4.0 million in a depressed economic environment. We intend to continue working with Excelsior's senior managers to improve operating cash flows." Mr. Brown further noted that Franklin intends to file its registration statement to begin the process of getting the merger with Change Technology Partners (OTC BB:CTPI) approved thereby completing Franklin's transition from a business development company to an operating company.

Messrs. Gasman, Landau and Williams, stated, "we are very excited about the opportunity to build a larger and more profitable company in the network radio industry. Working with Franklin's management, we believe we can grow Excelsior and create value for Franklin's shareholders. In fact, we structured the deal in a manner that allows us to share in Franklin's increased value that we anticipate will result if we are successful".

Spencer L. Brown, Excelsior's Vice President and Franklin's Senior Vice President noted, "When Franklin and its partners formed Excelsior we stated our intent to create shareholder value in Excelsior through acquisitions, joint ventures and internally generated efforts. The Dial Communications acquisition represents a significant though not final step in making good on that promise. We intend to remain opportunistically aggressive and look forward to working with Messrs. Gasman, Landau and Williams to create value for Franklin's shareholders."

Certain statements contained in this press release including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", "will", "plans" and other words of similar import, constitute forward looking statements within the meaning of the Private Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause Company results to differ materially from expectations. Such factors include the following: (1) technological, engineering, manufacturing, quality control or other circumstances which could delay the sale or shipment of the Company's products; (2) economic, business, market and competitive industry conditions which could affect the Company's business; and
(3) the Company's inability to protect its proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company.

Company Contact:
Franklin Capital Corporation
Spencer L. Brown
(212) 486-2323








                                                                               2